UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 14, 2013

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On August 14, 2013, Cisco Systems, Inc. (“Cisco”) announced a workforce reduction plan. Cisco is rebalancing its resources with a workforce reduction plan that will impact approximately 4,000 employees or 5 percent of Cisco’s global workforce.

Cisco expects to take action under this plan beginning in the first quarter of fiscal 2014. Cisco currently estimates that it will recognize pre-tax charges to its GAAP financial results in an amount not expected to exceed $550 million consisting of severance and other one-time termination benefits, and other associated costs. These charges are primarily cash-based. Cisco expects that approximately $250 million to $300 million of these charges will be recognized during the first quarter of fiscal 2014 with the remaining amount to be recognized during the rest of the fiscal year.

The foregoing contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the size of the reduction and the amount and timing of the related charges. Statements regarding future events are based on Cisco’s current expectations and are necessarily subject to associated risks related to the completion of the reduction in force in the manner anticipated by Cisco. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: Cisco’s ability to implement the workforce reductions in various geographies; possible changes in the size and components of the expected costs and charges associated with the plan; and risks associated with Cisco’s ability to achieve the benefits of the planned workforce reduction. For information regarding other factors that could cause Cisco’s results to vary from expectations, please see the “Risk Factors” section of Cisco’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. Cisco undertakes no obligation to revise or update publicly any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: August 14, 2013	By:	/s/ Frank A. Calderoni
	Name:	Frank A. Calderoni
	Title:	Executive Vice President and Chief Financial Officer